Exhibit 99.1

Digital Sales Growth Drives Courier Results

Strong Gains in Customized Textbooks, Religious Sales

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--November 20, 2012--Courier Corporation (Nasdaq: CRRC), one of America’s leading innovators in book manufacturing, publishing and content management, today announced fourth-quarter and full-year results for its fiscal year ended September 29, 2012.

Courier’s 2012 fiscal year had 53 weeks, with the extra week included in the fourth quarter. Fourth-quarter revenues in fiscal 2012 were $77.1 million, up 5% from $73.7 million in last year’s fourth quarter. Net income for the quarter was $5.7 million or $.50 per diluted share, including restructuring costs of $1.5 million or $.08 per diluted share primarily related to the writedown of an unutilized one-color press. Excluding those costs, fourth-quarter net income was $6.6 million or $.58 per diluted share. In fiscal 2011, fourth-quarter net income was $6.4 million or $.53 per diluted share including restructuring costs, and $6.5 million or $.54 per diluted share excluding those costs.

For fiscal 2012, Courier sales were $261.3 million, up slightly from $259.4 million in fiscal 2011. Net income was $9.2 million or $.77 per diluted share, including restructuring costs of $3.3 million or $.17 per diluted share as well as a first-quarter pretax gain of $0.6 million from the sale of certain non-operating assets. Excluding those items, net income for fiscal 2012 would have been $10.9 million or $.91 per diluted share. In fiscal 2011, Courier’s net income was $134,000 or $.01 per diluted share including restructuring costs, a bad-debt provision related to Borders Group Inc. and an impairment charge related to Research & Education Association in the wake of the Borders bankruptcy. Excluding those charges, net income for fiscal 2011 would have been $10.7 million or $.89 per diluted share. Details of the restructuring costs, impairment charges and other items for both years can be found in the tables at the end of this release.

“After another challenging year in a sluggish economy, we were pleased to have a strong finish,” said Courier Chairman and Chief Executive Officer James F. Conway III. “We were especially pleased to reap the growing benefits of our steady investments in four-color digital inkjet technology, innovative content management solutions for the education and trade markets, and global distribution capabilities on behalf of our largest religious customer.

“It was a year of strong growth at Courier Digital Solutions, where sales increased 48% in response to escalating demand for college textbooks customized to individual course requirements and schedules. But it was also a year of growth in trade book sales as publishers increasingly utilized digital printing in combination with offset to capture the full life-cycle potential of every title. Separate from this trend, we also saw an increase in four-color offset sales from new and existing customers.

“Our publishing segment continues to work its way through the difficult economy and the channel challenges of the post-Borders retail environment. However, by continuing to take out costs we were able to trim the segment’s losses for both the quarter and the year as a whole. Meanwhile, all three of our publishing businesses strengthened their own digital offerings. We head into the holiday season with more than 3,000 titles available in e-book form on all the major platforms.

“Throughout the year, we continued to distinguish ourselves competitively by our strong customer focus, efficient workflow and superior product quality. Equally important, we did so while maintaining the robust cash flow we have enjoyed for the last several years. As a result, even after a $10-million stock buyback, $10 million in capital expenditures and our customary $10 million in dividends paid, we were able to reduce our debt by $6 million from a year ago. I am pleased to report that once again, Courier’s Board of Directors has declared a dividend of $.21 per share, the same as last quarter. The Board has also authorized another $10-million stock repurchase program and reaffirmed its commitment to the dividend based on its confidence in the company’s balance sheet, cash flow and business prospects.”

Book manufacturing: strong growth in religious and trade markets

Courier’s book manufacturing segment had fourth-quarter sales of $69.2 million, up 4% from $66.6 million last year. Excluding restructuring costs, fourth-quarter operating income was $11.7 million in fiscal 2012, up from $11.2 million in fiscal 2011.

For the full year, book manufacturing sales were $233.0 million, up 1% from $230.2 million in fiscal 2011. The segment’s full-year operating income, excluding restructuring costs, was $23.4 million, up 4% from $22.5 million in fiscal 2011.

The segment’s gross profit, excluding restructuring costs, was $19.6 million or 28.4% of sales in the fourth quarter, versus $18.0 million or 27.0% of sales a year ago. Gross profit for fiscal 2012 as a whole was $51.7 million or 22.2% of sales, excluding restructuring costs, versus $49.9 million or 21.7% of sales last year. Despite intense price competition and reduced recycling income, the segment’s margins improved because of a favorable sales mix and continued gains in operating efficiency made possible by recent technology investments and the consolidation of one-color capacity.

The book manufacturing segment focuses on three markets: education, religion, and specialty trade. Sales to the education market were $31 million in the fourth quarter, comparable to a year earlier. For the year, education sales were $98 million, down 3% from fiscal 2011, due to shorter run lengths in certain college textbooks and continued weakness in elementary and high school sales. Sales to the religious market were up 6% to $19 million in the quarter, and up 2% to $68 million for the full year; however, sales to Courier’s largest religious customer were up 13% in the quarter and up 5% for the year. Sales to the specialty trade market were up 25% to $17 million in the quarter, and up 11% to $60 million for the full year, reflecting increased four-color offset sales as well as growing demand for digital.

Revenues rose sharply at Courier Digital Solutions, reflecting growth in demand for customized versions of college textbooks as well as increased sales of trade books. With its current digital facilities running close to capacity, in October Courier announced plans to add both a new HP digital cover press in Massachusetts and a complete new digital production facility to complement its four-color offset plant in Kendallville, Indiana.

“In large measure, our book manufacturing business returned to seasonal form in the fourth quarter,” said Mr. Conway. “The difference is that the college textbook market continues to evolve toward a shorter peak season, with more customized editions prepared just ahead of the start of classes. However, we remain in excellent position to capture the digital growth opportunities this trend continues to create. With our new digital production capability at Kendallville, customers will soon be able to integrate top-quality digital and offset print strategies from a single location for complete life-cycle management of every title.

“It was also a quarter in which religious sales returned to form, with a double-digit increase at our largest customer more than making up for a couple of short quarters. Over the year, religious sales grew in keeping with longer-term trends associated with our ongoing partnership with this customer to bring Scriptures to people in more than 100 countries.

“Finally, it was a quarter of continued growth in trade sales, as we landed several new accounts while also achieving higher volume with a number of long-time customers. In a tough competitive environment, publishers appreciate our combination of quality, efficiency and responsiveness across the whole spectrum of one- to four-color work, both offset and digital. And the productivity of our people and workplaces, always high, continues to improve, helped further by our consolidation of one-color print capacity earlier in the year.”

Publishing segment trims loss, increases online offerings

Courier’s publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, which publishes books and plans on home design, decorating, landscaping and gardening.

Fourth-quarter revenues for the segment were $10.1 million, comparable to last year’s fourth quarter, with 9% sales growth at Dover offset by weak results at REA and Creative Homeowner. Despite its sales decline, REA remained profitable, but Dover and Creative Homeowner reported operating losses. Overall, the segment’s fourth-quarter operating loss was $426,000, versus $872,000 in fiscal 2011.

For the year as a whole, publishing sales were $38.4 million, down 6% from $40.8 million in fiscal 2011, with sales up modestly at Dover but down at the other two businesses. Excluding restructuring costs in both years, the segment’s operating loss for fiscal 2012 was $3.7 million, versus a loss of $4.1 million in fiscal 2011. The reduction in the loss was attributable to the effects of cost-reduction measures taken throughout the year.

“A year after the Borders bankruptcy, our publishing businesses have taken significant steps to regain their footing,” said Mr. Conway. “Part of the solution is to provide content which consumers can access directly online, and we have delivered that: Dover with its DoverPictura.com online image library; REA with its All Access program, allowing students to access test prep materials anytime via mobile devices; and Creative Homeowner with its UltimatePlans.com downloadable home plan business.

“A larger part of the solution, of course, is sales through online retailers, where we saw double-digit growth this year in the segment. But while REA shared in the growth, it continued to suffer from the absence of Borders’ bricks-and-mortar network, where REA products had benefited from prominent placement in store displays. Developing other channels remains a key agenda item for REA in the coming year.

“Finally, the third piece is our entry into e-books. After considerable investment, we now have thousands of titles available to consumers across all four leading e-book platforms of Amazon, Apple, Barnes & Noble and Google. The first fruits of this effort started to materialize during the fourth quarter.”

Outlook

“Once again we have come through a year of economic uncertainty with good prospects and solid finances,” said Mr. Conway. “With our debt down and our organization more efficient than ever, we have been able to invest in growth opportunities we could not have foreseen just a few years ago. Bolstered by strong customer relationships in key long-term markets, we expect to continue to outpace the overall education market with our integrated solutions for customized textbook production, seize additional short-run opportunities among trade publishers, and continue the steady expansion of our responsibilities on behalf of our largest religious customer. And as a publisher, while we remain cautious about consumer spending, we expect to begin to benefit from our investments in e-books and other digital content to complement our print offerings.

“We expect capital expenditures, which were $10 million in fiscal 2012, to increase to between $17 million and $19 million in fiscal 2013, with approximately $13 million dedicated to expanding our digital capabilities.

“As in the past, we expect our performance in fiscal 2013 to follow a seasonal pattern, with the larger portion of our earnings coming in the second half. And we expect to have the additional digital capacity in Kendallville available in time for the busiest part of the year.

“In line with our past practice, today’s guidance, including comparisons to prior performance, excludes impairment and restructuring charges. Overall, we expect fiscal 2013 sales of between $269 million and $283 million, an increase of between 3% and 8% over the 53-week period of fiscal 2012. We also expect earnings per diluted share of between $.75 and $1.05, which compares with our fiscal 2012 earnings of $.91 per diluted share.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company's operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2013, we expect EBITDA to be between $39 million and $45 million, compared to $42 million in fiscal 2012, excluding restructuring charges.

Factors not incorporated into this guidance include the possibility of future impairment or restructuring charges.

About Courier Corporation

Courier Corporation is America’s third largest book manufacturer and a leader in content management and customization in new and traditional media. It also publishes books under three brands offering award-winning content and more than 10,000 titles. Founded in 1824, Courier is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

This news release includes forward-looking statements, including statements relating to the continuation of the Company’s dividend for fiscal year 2013, expansion into e-books and digital content offerings, and the Company’s financial expectations for fiscal year 2013, including sales, EBITDA, earnings per share and capital expenditures. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, changes in obligations of multiemployer pension plans, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		YEAR ENDED
	September 29,	September 24,	September 29,	September 24,
	2012 (1)	2011	2012 (1)	2011

Net sales	$77,100	$73,667	$261,320	$259,375
Cost of sales	55,721	52,832	199,113	203,341

Gross profit	21,379	20,835	62,207	56,034

Selling and administrative expenses	11,910	11,094	47,137	47,447
Impairment charge (2)	-	-	-	8,608

Operating income (loss)	9,469	9,741	15,070	(21)

Interest expense, net	196	276	895	921
Other income	-	-	(587)	-

Income (loss) before taxes	9,273	9,465	14,762	(942)

Income tax provision (benefit)	3,564	3,051	5,595	(1,076)

Net income	$5,709	$6,414	$9,167	$134

Net income per diluted share	$0.50	$0.53	$0.77	$0.01

Cash dividends declared per share	$0.21	$0.21	$0.84	$0.84

Wtd. average diluted shares outstanding	11,446	12,040	11,928	12,022

SEGMENT INFORMATION:
Net sales:
Book Manufacturing	$69,177	$66,602	$233,040	$230,229
Specialty Publishing	10,141	10,069	38,355	40,829
Elimination of intersegment sales	(2,218)	(3,004)	(10,075)	(11,683)
Total	$77,100	$73,667	$261,320	$259,375

Operating income (loss):
Book Manufacturing	$10,176	$11,023	$20,713	$14,822
Specialty Publishing	(426)	(872)	(4,364)	(4,821)
Impairment charge (2)	-	-	-	(8,608)
Stock based compensation	(331)	(368)	(1,429)	(1,440)
Intersegment profit	50	(42)	150	26
Total	$9,469	$9,741	$15,070	($21)

(1) Fiscal year 2012 was a 53-week period; the additional week was included in the fourth quarter.

(2) In the prior year, the Company recorded an $8.6 million non-cash, pretax impairment charge related to REA which on an after-tax basis was $5.0 million, or $0.42 per diluted share.

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		YEAR ENDED
	September 29,	September 24,	September 29,	September 24,
	2012 (1)	2011	2012 (1)	2011

Net sales	$69,177	$66,602	$233,040	$230,229
Cost of sales	51,071	48,833	183,079	187,643

Gross profit	18,106	17,769	49,961	42,586

Selling and administrative expenses	7,930	6,746	29,248	27,764

Operating income	$10,176	$11,023	$20,713	$14,822

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		YEAR ENDED
	September 29,	September 24,	September 29,	September 24,
	2012 (1)	2011	2012 (1)	2011

Net sales	$10,141	$10,069	$38,355	$40,829
Cost of sales	6,919	6,960	26,259	27,406

Gross profit	3,222	3,109	12,096	13,423

Selling and administrative expenses	3,648	3,981	16,460	18,244

Operating loss	($426)	($872)	($4,364)	($4,821)

(1) Fiscal year 2012 was a 53-week period; the additional week was included in the fourth quarter.

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	September 29,	September 24,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$64	$104
Investments	765	1,141
Accounts receivable	35,152	35,320
Inventories	36,364	39,353
Deferred income taxes	4,495	4,431
Other current assets	950	1,443
Total current assets	77,790	81,792

Property, plant and equipment, net	89,952	100,523
Goodwill and other intangibles	17,880	18,327
Prepublication costs	7,135	7,334
Deferred income taxes	3,229	3,772
Other assets	1,374	1,278

Total assets	$197,360	$213,026

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,872	$1,804
Accounts payable	11,364	12,061
Accrued taxes	3,857	2,185
Other current liabilities	15,777	15,433
Total current liabilities	32,870	31,483

Long-term debt	13,696	19,718
Other liabilities	6,283	7,502

Total liabilities	52,849	58,703

Total stockholders' equity	144,511	154,323

Total liabilities and stockholders' equity	$197,360	$213,026

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Years Ended
	September 29,	September 24,
	2012	2011
Operating Activities:
Net income	$9,167	$134
Adjustments to reconcile net income to
cash provided from operating activities:
Depreciation and amortization	25,060	23,162
Impairment charge	-	8,608
Stock-based compensation	1,429	1,440
Deferred income taxes	479	(5,479)
Gain on disposition of assets	(587)	-
Changes in other working capital	5,244	973
Other long-term, net	(1,809)	3,475

Cash provided from operating activities	38,983	32,313

Investment Activities:
Capital expenditures	(9,934)	(15,666)
Prepublication costs	(4,069)	(4,345)
Proceeds on disposition of assets	587	-
Short-term investments	376	(51)

Cash used for investment activities	(13,040)	(20,062)

Financing Activities:
Long-term debt repayments, net	(5,954)	(2,176)
Cash dividends	(10,098)	(10,151)
Stock repurchases	(10,000)	-
Proceeds from stock plans	344	413
Other	(275)	(340)

Cash used for financing activities	(25,983)	(12,254)

Decrease in cash and cash equivalents	($40)	($3)

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP reconciliation - EBITDA:
Net income	$9,167	$134
Income tax provision (benefit)	5,595	(1,076)
Interest expense, net	895	921
Depreciation and amortization	25,060	23,162
Impairment charge	-	8,608
Restructuring costs	1,892	7,377
Other income	(587)	-
EBITDA	$42,022	$39,126

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

			Quarter Ended September 29, 2012				Year Ended September 29, 2012
			Income	Income		Net Income	Income	Income		Net Income
			Before	Tax	Net	per Diluted	Before	Tax	Net	per Diluted
			Taxes	Provision	Income	Share	Taxes	Provision	Income	Share

GAAP basis measures			$9,273	$3,564	$5,709	$0.50	$14,762	$5,595	$9,167	$0.77

	Restructuring costs	(1)	1,511	580	931	0.08	3,325	1,260	2,065	0.17
	Other income	(2)	-	-	-	-	(587)	(222)	(365)	(0.03)

Non-GAAP measures			$10,784	$4,144	$6,640	$0.58	$17,500	$6,633	$10,867	$0.91

			Quarter Ended September 24, 2011				Year Ended September 24, 2011
						Net	Income	Income		Net
			Income	Income		Income	(Loss)	Tax		Income
			Before	Tax	Net	per Diluted	Before	Provision	Net	per Diluted
			Taxes	Provision	Income	Share	Taxes	(Benefit)	Income	Share

GAAP basis measures			$9,465	$3,051	$6,414	$0.53	($942)	($1,076)	$134	$0.01

	Impairment charge	(3)	-	-	-	-	8,608	3,582	5,026	0.42
	Restructuring costs	(4)	200	69	131	0.01	7,672	2,646	5,026	0.42
	Bad-debt provision	(5)	(50)	(17)	(33)	-	700	235	465	0.04

Non-GAAP measures			$9,615	$3,103	$6,512	$0.54	$16,038	$5,387	$10,651	$0.89

(1)

Cost reduction measures were taken throughout the year in the Company's operating segments. Related severance and post-retirement benefit expenses were $1.9 million, while accelerated depreciation associated with a reduction in the Company's one-color offset press capacity of $1.4 million was recorded in the fourth quarter.

(2)	In the first quarter of fiscal 2012, the Company recorded a $0.6 million gain associated with the sale of its interests in non-operating real property relating to cell towers.

(3)

In the third quarter of fiscal 2011, the Company recorded an $8.6 million non-cash, pre-tax impairment charge related to REA, representing all of REA's goodwill, as well as $200,000 related to the write-down of under-performing titles.

(4)

In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specialized. Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.3 million for lease termination and other facility closure costs.

(5)	In the second quarter of fiscal 2011, the Company recorded a $700,000 bad-debt provision related to the bankruptcy of Borders Group, Inc.

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

BOOK MANUFACTURING SEGMENT		Quarter Ended September 29, 2012			Year Ended September 29, 2012
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (1)	Measures	Measures	Items (1)	Measures

	Net sales	$69,177		$69,177	$233,040		$233,040
	Cost of sales	51,071	(1,511)	49,560	183,079	(1,723)	181,356

	Gross profit	18,106	1,511	19,617	49,961	1,723	51,684

	Selling and administrative expenses	7,930	-	7,930	29,248	(961)	28,287

	Operating income	$10,176	$1,511	$11,687	$20,713	$2,684	$23,397

		Quarter Ended September 24, 2011			Year Ended September 24, 2011
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (2)	Measures	Measures	Items (2)	Measures

	Net sales	$66,602		$66,602	$230,229		$230,229
	Cost of sales	48,833	(200)	48,633	187,643	(7,261)	180,382

	Gross profit	17,769	200	17,969	42,586	7,261	49,847

	Selling and administrative expenses	6,746	-	6,746	27,764	(411)	27,353

	Operating income	$11,023	$200	$11,223	$14,822	$7,672	$22,494

SPECIALTY PUBLISHING SEGMENT		Quarter Ended September 29, 2012			Year Ended September 29, 2012
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (1)	Measures	Measures	Items (1)	Measures

	Net sales	$10,141		$10,141	$38,355		$38,355
	Cost of sales	6,919		6,919	26,259		26,259

	Gross profit	3,222	-	3,222	12,096	-	12,096

	Selling and administrative expenses	3,648	-	3,648	16,460	(641)	15,819

	Operating loss	($426)	$0	($426)	($4,364)	$641	($3,723)

		Quarter Ended September 24, 2011			Year Ended September 24, 2011
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (3)	Measures	Measures	Items (3)	Measures

	Net sales	$10,069		$10,069	$40,829		$40,829
	Cost of sales	6,960		6,960	27,406		27,406

	Gross profit	3,109	-	3,109	13,423	-	13,423

	Selling and administrative expenses	3,981	50	4,031	18,244	(700)	17,544

	Operating loss	($872)	($50)	($922)	($4,821)	$700	($4,121)

(1)

Cost reduction measures were taken throughout the year in the Company's operating segments. Related severance and post-retirement benefit expenses were $1.9 million, while accelerated depreciation associated with a reduction in the Company's one-color offset press capacity of $1.4 million was recorded in the fourth quarter.

(2)

In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specialized. Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.3 million for lease termination and other facility closure costs.

(3)	In the second quarter of fiscal 2011, the Company recorded a $700,000 bad-debt provision related to the bankruptcy of Borders Group, Inc.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com